Form 3 — Joint Filer Information
Exhibit 99-1

Name:	MetLife Reinsurance Company of South Carolina Trust Account B*
Address:	10 Park Avenue, Morristown, New Jersey 07962

Designated Filer:	Daniel F. Scudder
Associate General Counsel
Metropolitan Life Insurance Company

Issuer & Ticker Symbol:	Tortoise MLP Fund, Inc. (“NTG”)
Date of Event Requiring Statement:	May 12, 2011

Signature: /s/Daniel F. Scudder
Daniel F. Scudder, Associate General Counsel
*MetLife Reinsurance Company of South Carolina Trust Account B as a direct owner/purchaser of $1,500,000 Floating Rate Senior Note, Series F, Due May 12, 2014 by Metropolitan Life Insurance Company, the investment manager.